Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228068) pertaining to the Amended and Restated 2015 Share Incentive Plan of Meta Data Limited (formerly known as “OneSmart International Education Group Limited”) of our report dated December 30, 2022, with respect to the consolidated financial statements of Meta Data Limited (formerly known as “OneSmart International Education Group Limited”) included in this Annual Report (Form 20-F) for the year ended August 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Audit OneStop Assurance PAC

Singapore

December 30, 2022